UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 27, 2015

Eagle Bancorp Montana, Inc.
(Exact name of registrant specified in its charter)
Delaware	1-34682	27-1449820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Prospect Avenue, Helena, Montana		59601
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(406) 442-3080

[not applicable]
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)  Compensatory Arrangements

New employment agreement entered into.  On April 27, 2015 President and Chief Executive Officer Peter J. Johnson entered into a new employment agreement with Eagle Bancorp Montana, Inc. (“Eagle Bancorp”) and Opportunity Bank of Montana.  The new employment agreement supersedes in its entirety the October 1, 2009 Executive Employment Agreement between Mr. Johnson and American Federal Savings Bank, as amended.  The new employment agreement is included as Exhibit 10.2 to this Form 8-K Current Report, superseding the October 1, 2009 Executive Employment Agreement between Mr. Johnson and American Federal Savings Bank, which is included as Exhibit 10.2 in Eagle Bancorp's Form 10-K Annual Report for the year ended December 31, 2014, and the January 22, 2010 Amendment No. 1, which is included as Exhibit 10.4 in Eagle Bancorp's Form 10-K Annual Report for the year ended December 31, 2014.

Terms of the new employment agreement.  The new employment agreement has a three-year term, extending annually for one additional year unless the board acts to prevent renewal for the additional year.  The initial base salary under the agreement is $246,000.

Severance or disability benefit.  If Mr. Johnson’s employment is terminated involuntarily but without cause, or if he terminates voluntarily because of an adverse change in work circumstances made without his consent, he is entitled to a lump-sum payment equal to his salary for the unexpired term of the new employment contract, along with reimbursement by Eagle Bancorp and Opportunity Bank of Mr. Johnson’s cost to maintain medical coverage.  The medical coverage reimbursement amount is the employer’s cost for Mr. Johnson’s medical and dental coverage immediately before his termination, and the reimbursement benefit would continue until Mr. Johnson’s death, or until he attains age 65, or until the employment contract term expires, or until he obtains coverage from a subsequent employer, whichever occurs first.  If Mr. Johnson’s employment terminates because of disability, he is entitled to continued life, medical, and disability coverage and 75% of his salary until his death, until he attains age 65, until he returns to work with Eagle Bancorp and Opportunity Bank or with another employer, or for a period equal to the greater of one year or the unexpired term of the employment contract, whichever occurs first.

Change-in-control benefit.  If a change in control of Eagle Bancorp occurs, Mr. Johnson is entitled to a lump-sum payment equal to three times the sum of his salary at the time of the change in control plus the cash bonus or incentive compensation for the year before the year in which the change in control occurs.  Mr. Johnson is entitled to the change-in-control benefit regardless of whether his employment terminates, but if his employment terminates because of the change in control he would not also be entitled to a cash severance benefit, although he would be entitled to the medical coverage reimbursement benefit.  Mr. Johnson is entitled to an additional benefit if his aggregate change-in-control benefits from all sources are subject to the excess parachute payment excise tax under Internal Revenue Code section 280G and section 4999.  Known as a gross up, the additional benefit would compensate Mr. Johnson for excise taxes imposed as well as for taxes imposed on the additional benefit itself.  Internal Revenue Code sections 280G and 4999 impose a 20% excise tax on change-in-control benefits exceeding an executive’s five-year average taxable compensation, if the executive’s total change-in-control benefits equal or exceed three times the executive’s five-year average.  Section 4999 imposes the 20% excise tax on the executive, and section 280G denies the employer’s compensation deduction for the benefits on which the excise tax is imposed.

Other provisions.  The employment agreement prohibits Mr. Johnson for one year after employment termination from competing with Eagle Bancorp and Opportunity Bank or soliciting their employees.  The prohibition becomes void if a change in control occurs before employment termination, however.  Finally, the employment agreement entitled Mr. Johnson to reimbursement of up to $500,000 of legal expenses if the employment agreement is challenged by Eagle Bancorp or Opportunity Bank after a change in control occurs.

Exhibits.  The agreement referred to in this item 5.02(e) is attached or incorporated by reference as an exhibit.  The preceding summary of the agreements is qualified in its entirety by reference to the exhibit attached hereto or incorporated herein by reference.

Item 9.01(d) Exhibits

*10.2	Employment Agreement between Eagle Bancorp Montana, Inc., Opportunity Bank of Montana, and Peter J. Johnson (filed herewith)
*10.4	[reserved]

* Management contract or compensatory plan or arrangement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Bancorp Montana, Inc.

Date: April 29, 2015	/s/ Laura F. Clark
Laura F. Clark
Senior Vice President and Chief Financial Officer